Exhibit 99.1

Social Life Network Launches RV Industry Social Marketplace

LOS ANGELES, CA / June 16, 2021 / Social Life Network, Inc. (OTC: WDLF) announces that its TBI licensee, WEnRV, an RV traveling social networking platform, is now live.

The demand in the Recreational Vehicle industry has grown by leaps and bounds as Covid-19 social distancing restrictions and the new “work from anywhere” environment has brought a newfound interest in the ability to live and work while on the move. Just last week, while appearing on CNBC’s popular “Mad Money” television show to talk about the first quarter of 2021 being the best quarter in company’s history, Thor Industries CEO Bob Martin said the explosion of interest in RVing and the subsequent boom in sales has left Thor “pretty much sold out for the next year.” In fact, Thor is reporting an “order backlog” worth more than $14 billion.

“We could not be happier about the launch of our new RV traveling social network,” said Garry Neff, president of WEnRV. “Our social network is exactly what the RV industry has been waiting for, and our media partners are very excited to receive the additional exposure of their creative and compelling content.”

Users can sign up for early access this week @ www.WEnRV.com

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that leverages blockchain technology to increase speed, security and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed startups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder update podcasts @ www.SocialNetwork.ai/podcast

Safe Harbor and Disclaimer

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future. No information in this press release should be construed as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

Todd Markey

Investor Relations

Social Life Network, Inc.

ir@socialnetwork.ai

1-855-933-3277